Exhibit 2.2

AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3, dated as of March 8, 2014 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2014, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 26, 2014, and by Amendment No. 2 to Agreement and Plan of Merger, dated as of March 4, 2014, by and among Imerys SA, a corporation organized under the laws of France (“Parent”), Imerys Minerals Delaware, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Purchaser”), and AMCOL International Corporation, a Delaware corporation (the “Company”) (as amended, the “Merger Agreement”), is entered into by and among Parent, Purchaser and the Company, and amends the Merger Agreement to the extent set forth herein. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Merger Agreement.

WHEREAS, in accordance with Section 9.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain terms of the Merger Agreement as set forth in this Amendment so as to change the references from Parent to Purchaser with respect to certain termination provisions under the Merger Agreement and so as to reduce the Notice Period provided for in Section 6.3(e) from four (4) Business Days to one (1) Business Day;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and in the Merger Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Section 1. Payment of Termination Fee. Sections 8.1(d)(ii), 8.3(a) and 8.3(d) of the Merger Agreement shall be amended by replacing the word “Parent” with “Purchaser” in such Sections such that the text of each of the provisions shall read in their entirety as follows:

Section 8.1(d)(ii):

(ii) in order to enter into, concurrently with the termination of this Agreement, a definitive acquisition agreement relating to a transaction that is a Superior Proposal, in compliance with Section 6.3; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the Company if prior thereto the Company shall have materially breached any of the provisions of Section 6.3 or if the Company has not paid the Termination Fee (as defined below) to Purchaser or caused the Termination Fee to be paid to Purchaser in accordance with Section 8.3 (provided that Purchaser shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following the delivery of such instructions).

Section 8.3(a):

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) the Company shall pay to Purchaser, or cause to be paid as directed by Purchaser, the Termination Fee in cash, in immediately available funds, prior to the termination of this Agreement;

Section 8.3(d):

(d) Any amount that becomes payable pursuant to Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser.

Section 2. Duration of Notice Period. Section 6.3(e) of the Merger Agreement shall be amended by replacing each reference therein to “four (4) Business Days” with “one (1) Business Day”. Parent and Purchaser acknowledge that the initial Notice Period, as set forth in Section 6.3(e)(i) of the Merger Agreement, with respect to the Takeover Proposal described in that certain Notice of Adverse Recommendation Change delivered by the Company to Parent and Purchaser on March 6, 2014 has concluded.

Section 3. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 4. Miscellaneous. This Amendment and the Merger Agreement (including the documents or instruments referred to herein or therein, including any annex or disclosure schedule attached thereto or referred to therein, which annexes and disclosure schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the parties and supersede any prior understandings, agreements or representations by or among such parties or their representatives, written or oral, that may have related to such subject matters. Except as expressly amended by this Amendment (and set forth in Section 1 hereof), all of the terms, covenants and other provisions of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, as amended by this Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan F. McKendrick
Name:	Ryan F. McKendrick
Title:	President and Chief Executive Officer

IMERYS SA

By:	/s/ Denis Musson
Name:	Denis Musson
Title:	Group General Counsel

IMERYS MINERALS DELAWARE, INC.

By:	/s/ Denis Musson
Name:	Denis Musson
Title:	Chairman

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